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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  -----------


                                  SCHEDULE 13G

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
              RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO
                           FILED PURSUANT TO 13d-2 (b)
                               (Amendment No. 1)*

                                 VERISITY, LTD.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                    ORDINARY
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   M97385112
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                    12/31/02
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      | |   Rule 13d-1(c)

      |X|   Rule 13d-1(d)


                         (Continued on following pages)

CUSIP No.  M97385112               13 G                       Page 2 of 12 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      SEQUOIA CAPITAL VII, A CALIFORNIA LIMITED PARTNERSHIP
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      94-3240153
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      CALIFORNIA
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            0
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        0
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

CUSIP No.  M97385112               13 G                       Page 3 of 12 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      SEQUOIA TECHNOLOGY PARTNERS VII, A CALIFORNIA LIMITED PARTNERSHIP
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      77-0428059
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      CALIFORNIA
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            0
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        0
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

CUSIP No.  M97385112               13 G                       Page 4 of 12 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      SEQUOIA INTERNATIONAL PARTNERS, A CALIFORNIA LIMITED PARTNERSHIP
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      94-3260980
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      CALIFORNIA
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            0
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        0
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

CUSIP No.  M97385112               13 G                       Page 5 of 12 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      SC VII MANAGEMENT-A, LLC
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      94-3240154
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      CALIFORNIA
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            0
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        0
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------

CUSIP No.  M97385112               13 G                       Page 6 of 12 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      MICHAEL MORITZ
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        79,052
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            0
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               79,052
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        0
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      79,052
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.4%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------

CUSIP No.  M97385112               13 G                       Page 7 of 12 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      DOUGLAS LEONE
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            0
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        0
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------

CUSIP No.  M97385112               13 G                       Page 8 of 12 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      MARK STEVENS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        45,095
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            0
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               45,095
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        0
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      45,095
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.2%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------

CUSIP No.  M97385112               13 G                       Page 9 of 12 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      THOMAS F STEPHENSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        55,969
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            0
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               55,969
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        0
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      55,969
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.3%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------

CUSIP No.  M97385112               13 G                      Page 10 of 12 Pages


ITEM 1.

         (a)    Name of Issuer: Verisity, Ltd.

         (b)    Address of Issuer's Principal  Executive Offices:
                                    2041 Landings
                                    Drive Mountain View, CA 94043


ITEM 2.

         (a)    Name of Persons Filing: Sequoia Capital VII ("SC VII")
                                        Sequoia Technology Partners VII
                                          ("STP VII")
                                        Sequoia International Partners ("SIP")
                                        SC VII Management-A, LLC ("SC VII-A")
                                        Michael Moritz("MM")
                                        Douglas Leone ("DL")
                                        Mark Stevens ("MS")
                                        Thomas F. Stephenson ("TFS")


                SCVII-A is the General Partner of SC VII, STP VII and SIP. MM, DL, MS, and TFS are Managing Members of SC VII-A.

         (b)    Address of  Principal  Business  Office or, if none,  Residence:
                                                 3000 Sand Hill Road, 4-180
                                                 Menlo Park, CA 94025

         (c)    Citizenship:   MM, DL, MS, TFS:  USA
                               SC VII-A,  SC VII,  STP VII, SIP: California

         (d)    Title of Class of Securities:   Ordinary

         (e)    CUSIP Number:                   M97385112


ITEM 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:


                                 NOT APPLICABLE

ITEM 4.  Ownership

                      SEE ROWS 5 THROUGH 11 OF COVER PAGES

CUSIP No.  M97385112               13 G                      Page 11 of 12 Pages



ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS


          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [X]

          Instruction.  Dissolution of a group requires a response to this item.


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON


                                 NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY


                                 NOT APPLICABLE


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP


                                NOT APPLICABLE

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP


                                NOT APPLICABLE

ITEM 10. CERTIFICATION

                                NOT APPLICABLE

CUSIP No.  M97385112               13 G                      Page 12 of 12 Pages


                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated:  February 3, 2003

Sequoia Capital VII, a California Limited Partnership
Sequoia Technology Partners VII, a California Limited Partnership
Sequoia International Partners, a California Limited Partnership

By:    SC VII Management-A, LLC
       A California Limited Liability Company
       General Partner of Each


By:  Managing Members


-------------------------------
Michael Moritz


-------------------------------
Douglas Leone


-------------------------------
Mark Stevens


-------------------------------
Thomas F. Stephenson